UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2009

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA	95051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (408) 553-2424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Entry into Change of Control Severance Agreement

Effective September 22, 2009, Marie Oh Huber was promoted to Senior Vice President, General Counsel and Secretary of Agilent Technologies, Inc. (the “Company”) and entered into a new Change of Control Severance Agreement for Section 16 officers of the Company (other than the CEO) (the “Section 16 Change of Control Agreement”).  The Section 16 Change of Control Agreement replaces and supersedes any and all prior change of control severance agreements entered into between Ms. Huber and the Company.

The form of Section 16 Change of Control Agreement was approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) on July 14, 2009 and only applies to Section 16 officers who are newly hired, promoted or elected on or after July 14, 2009.  Current Section 16 officers, including the CEO, who have existing change of control severance agreements in place with the Company will continue to be party to their existing agreements unless elected, promoted or demoted to a new position, whereupon they will enter into a new form of change of control severance agreement, if applicable.  The Section 16 Change of Control Agreement is substantially the same as the prior form of agreement with the exception that the Section 16 Change of Control Agreement does not provide any tax gross-up benefits.

The conditions under which severance benefits become payable under the Section 16 Change of Control Agreement are as follows.  In general, two conditions must be met:  (i) a change of control, as defined in the agreement, must have occurred and (ii)  (a) the executive’s employment is  involuntarily terminated without cause, (b) the executive resigns due to an event constituting a constructive termination of employment, or (c) prior to a change of control the executive is terminated without cause, or resigns because of a Company action constituting constructive termination of employment, which termination or Company action was at the request of an acquiror of the Company.  The involuntary or constructive termination in (a) and (b) must occur within the period beginning 3 months before and ending 24 months following a change of control of the Company.

The severance benefits under the Section 16 Change of Control Agreement consist of the following: (i) a severance payment equal to two times such officer’s annual base salary and target bonus; (ii) a lump sum cash payment in lieu of continued COBRA benefits; (iii) vesting of all outstanding non-performance-based stock options and stock awards; and (iv) the prorated amount, if any, of any amount otherwise payable based on actual performance under any applicable variable pay programs.

In addition, on July 14, 2009, the Compensation Committee also approved new forms of change of control severance agreements to be entered into with (i) any newly hired, promoted or elected chief executive officer of the Company or, (ii) certain other newly hired, promoted, demoted or elected executive officers (other than the CEO or Section 16 officers) of the Company, in either case, occurring on or after July 14, 2009.  These new forms of agreements are substantially the same as the prior forms of agreements with the exception that the new agreements do not provide any tax gross-up benefits.

The foregoing summary of the Section 16 Change of Control Agreement is qualified in its entirety by reference to Exhibit 10.1 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Form of Change of Control Severance Agreement for Section 16 Officers (other than the CEO).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Stephen D. Williams
Name:	Stephen D. Williams
Title:	Assistant Secretary

Date:  September 28, 2009

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Change of Control Severance Agreement for Section 16 Officers (other than the CEO).